UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 1, 2013

Date of Report (Date of earliest event reported)

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38804-4827

(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.
Effective September 1, 2013, Renasant Corporation (“Renasant”) completed its previously-announced merger (the “Merger”) with First M&F Corporation (“First M&F”), pursuant to the Agreement and Plan of Merger by and among Renasant, Renasant Bank, First M&F and Merchants and Farmers Bank dated as of February 6, 2013 (as amended, the “Merger Agreement”), in a transaction valued at approximately $155.5 million. At closing, First M&F merged with and into Renasant, with Renasant surviving the Merger.

Pursuant to the Merger Agreement, holders of First M&F common stock have the right to receive 0.6425 of a share of Renasant common stock for each share of First M&F common stock held immediately prior to the effective time of the Merger, plus cash in lieu of fractional shares. Each outstanding First M&F stock option was converted into a fully vested and exercisable option to purchase Renasant common stock, while each outstanding share of First M&F restricted stock converted into a fully-vested share of Renasant common stock, in both cases with appropriate adjustments to reflect the exchange ratio. Renasant’s outstanding common stock was unaffected by the Merger.
Simultaneous with the Merger, Merchants and Farmers Bank, First M&F’s wholly-owned subsidiary, merged with and into Renasant Bank, Renasant’s wholly-owned subsidiary, with Renasant Bank surviving the Merger and continuing its existence under the name “Renasant Bank.”
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as exhibit 2.1. On September 3, 2013, Renasant issued a press release announcing the completion of the Merger, a copy of which is attached hereto as exhibit 99.1.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
In connection with the Merger, pursuant to a supplemental indenture dated as of September 1, 2013 by and among Renasant, First M&F and Wilmington Trust Company, as trustee, Renasant assumed First M&F’s obligations with respect to its outstanding trust preferred securities, including $30,928,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 related to First M&F Statuory Trust I, a Delaware statutory trust, with a variable interest rate of LIBOR plus 1.33%, payable quarterly.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective September 1, 2013, as contemplated by the Merger Agreement, Renasant’s board of directors (the “Board”) expanded the size of the Board by two to 18 members and appointed Hugh S. Potts, Jr. and Hollis C. Cheek, each of whom served as a First M&F director prior to the Merger, to the Board. Mr. Potts was appointed as a Class 1 director, and Mr. Cheek was appointed as a Class 2 director, each with a term of office expiring at Renasant’s 2014 annual meeting of shareholders. The Board committee assignments for Messrs. Potts and Cheek will be determined at a future meeting of the Board. Compensatory arrangements for the two new directors will be consistent with Renasant’s previously-disclosed standard arrangements for non-employee directors. Such arrangements are described in Renasant’s proxy statement for its 2013 annual meeting of shareholders filed on March 8, 2013, which disclosure is incorporated herein by reference. Information relating to the new directors required to be disclosed pursuant to Item 404(a) of Regulation S-K, if any, has not been determined or is unavailable at the time of this filing.
Item 8.01    Other Events.
On August 30, 2013, First M&F redeemed from the U.S. Department of the Treasury (“Treasury”) all of the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series CD, originally issued to Treasury in connection with First M&F’s participation in Treasury’s Community Development Capital Initiative, for approximately $30 million. In addition, on August 30, 2013, First M&F redeemed from Treasury the warrant to purchase 513,113 shares of First M&F common stock originally issued to Treasury in connection with First M&F’s participation in Treasury’s Capital Purchase Program, for approximately $4.1 million.
Item 9.01    Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
Renasant intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.
(b) Pro forma financial information.
Renasant intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(d) Exhibits.

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger by and among Renasant Corporation, Renasant Bank, First M&F Corporation and Merchants and Farmers Bank dated as of February 6, 2013 (attached as exhibit 2.1 to the Form 8-K of Renasant filed with the Securities and Exchange Commission on February 11, 2013 and incorporated herein by reference).

99.1	Press release dated September 3, 2013 issued by Renasant Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: September 4, 2013	By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief
Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated September 3, 2013 issued by Renasant Corporation.

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